Exhibit 99.1

NEWS RELEASE Contacts: G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052 Ken Dennard, Managing Partner Karen Roan, Sr.VP

FOR IMMEDIATE RELEASE	DRG&E / 713-529-6600

AMERISAFE ANNOUNCES 2008 THIRD QUARTER RESULTS

Third Quarter Highlights:

•	Net Income up 13.0%

•	Combined Ratio of 79.4%

•	Return on Average Equity of 20.5%

DeRidder, LA – November 6, 2008 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of high hazard workers’ compensation insurance, today announced results for the third quarter ended September 30, 2008.

Net income in the third quarter was $13.4 million compared to net income of $11.8 million in the 2007 third quarter, an increase of 13.0%. Pre-tax income for the third quarter of 2008 included $6.6 million of favorable prior year loss development, realized losses of $2.9 million from the sale of equity securities and other-than-temporary impairments, and income of $703,000 from a previously announced reinsurance commutation. Pre-tax income for the third quarter of 2007 had no prior year loss development, $92,000 of realized gains and income of $990,000 from the commutation of several reinsurance contracts. Net investment income was $7.7 million for the third quarter of 2008, compared to $7.9 million for the third quarter of 2007. The Company’s return on average equity for the 2008 third quarter was 20.5% compared to 22.4% for the same period in 2007.

Gross premiums written in the third quarter of 2008 were $75.8 million, a decrease of 6.6%, compared to $81.1 million in the third quarter of 2007. The decrease was the result of reduced state-mandated loss costs, increased competition, and decreased audit premium from reduced work activity. Third quarter revenues totaled $76.3 million, a decrease of 13.6%, compared to revenues of $88.3 million in the prior year period.

Net income for the nine months ended September 30, 2008 was $38.1 million compared to $31.6 million for the same period in 2007, an increase of 20.6%. For the nine-month period ended September 30, 2008, pre-tax income included $11.1 million of favorable prior year loss development, $2.9 million of realized losses from the sale of equity securities and other-than-temporary impairments, and income of $1.7 million from reinsurance commutations. Pre-tax net income for the nine months ended September 30, 2007 had no prior year loss development, $127,000 of realized gains, and income of $3.7 million from the commutation of several reinsurance contracts. Net investment income was $22.9 million for the nine months ended September 30, 2008, an increase of 2.9% over the $22.3 million of net investment income recorded for the same period in 2007. The Company’s return on average equity was 20.3% for nine months ended September 30, 2008, compared to 21.0% for the same period in 2007.

For the nine months ended September 30, 2008, gross premiums written totaled $242.7 million, an 8.7% decrease from gross premiums written of $265.9 million for the same period in 2007. Revenues for the nine months ended September 30, 2008 totaled $238.4 million, a 6.9% decrease from revenues of $256.0 million for the nine months ended September 30, 2007.

In the third quarter of 2008, diluted earnings per share allocable to common shareholders were $0.65 compared to $0.58 in the same period of 2007. Weighted average diluted shares outstanding for the third quarter of 2008 totaled 19,207,487 shares compared to 19,091,800 shares in the third quarter of 2007.

For the nine months ended September 30, 2008, diluted earnings per share allocable to common shareholders were $1.87 compared to $1.56 in the same period of 2007. Weighted average diluted shares outstanding for the nine months ended September 30, 2008 totaled 19,119,207 shares compared to 19,074,226 shares in the nine months ended September 30, 2007.

The net combined ratio for the third quarter of 2008 was 79.4% compared to 89.2% for the same period in 2007. Loss and loss adjustment expenses for the third quarter of 2008 were $42.0 million, or 58.9% of net premiums earned, compared to $54.9 million, or 69.0% of net premiums earned, for the same period in 2007. Total underwriting expenses for the third quarter of 2008 were $14.5 million, or 20.3% of net premiums earned, compared to $15.9 million, or 19.9% of net premiums earned, for the third quarter 2007.

The net combined ratio for the nine months ended September 30, 2008 was 84.0% compared to 90.0% for the same period in 2007. Loss and loss adjustment expenses for the nine months ended September 30, 2008 were $139.2 million, or 63.9% of net premiums earned, compared to $160.6 million, or 69.0% of net premiums earned, for the same period in 2007.

Total underwriting expenses for the nine months ended September 30, 2008 were $43.1 million, or 19.8% of net premiums earned, compared to $47.8 million, or 20.6% of net premiums earned, for the nine months ended September 30, 2007.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “We are extremely pleased to report strong earnings for the third quarter. This type of market tests an insurance company’s business model in terms of both underwriting and investing strategies. Our commitment to careful risk selection, disciplined pricing, conservative reserve management, and careful investing has enabled us to continue generating solid returns.”

2008 Outlook

For the full year 2008, AMERISAFE is adjusting its outlook and currently expects to produce a combined ratio of 84% to 87% and a return on average equity of 17% to 21%. AMERISAFE calculates return on average equity by dividing net income by the average of shareholders’ equity plus redeemable preferred stock.

Conference Call Information

AMERISAFE has scheduled a conference call for November 7, 2008, at 11:00 a.m. Eastern Time. To participate in the conference call dial 303-262-2053 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 14, 2008. To access the replay, dial 303-590-3000 and use the pass code 11121238#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2007. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)
Revenues:
Gross premiums written	$75,767	$81,138	$242,739	$265,913
Ceded premiums written	(4,574)	(5,352)	(14,030)	(15,212)

Net premiums written	$71,193	$75,786	$228,709	$250,701

Net premiums earned	$71,284	$79,637	$217,727	$232,624
Net investment income	7,712	7,924	22,934	22,282
Net realized gains (losses) on investments	(2,921)	91	(2,860)	127
Fee and other income	200	641	570	918

Total revenues	76,275	88,293	238,371	255,951

Expenses:
Loss and loss adjustment expenses incurred	41,972	54,917	139,217	160,623
Underwriting and other operating costs	14,474	15,853	43,137	47,840
Interest expense	654	900	2,080	2,664
Policyholder dividends	125	276	563	963

Total expenses	57,225	71,946	184,997	212,090

Income before taxes	19,050	16,347	53,374	43,861
Income tax expense	5,691	4,528	15,265	12,262

Net income	13,359	11,819	38,109	31,599

Preferred dividends	—	—	—	—

Net income available to common shareholders	$13,359	$11,819	$38,109	$31,599

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)
Basic EPS:
Net income available to common shareholders	$13,359	$11,819	$38,109	$31,599

Portion allocable to common shareholders	94.1%	94.0%	94.0%	94.0%
Net income allocable to common shareholders	$12,571	$11,112	$35,822	$29,706

Basic weighted average common shares	18,819,463	18,787,598	18,809,061	18,759,235
Basic earnings per share	$0.67	$0.59	$1.90	$1.58

Diluted EPS:
Net income allocable to common shareholders	$12,571	$11,112	$35,822	$29,706

Diluted weighted average common shares:
Weighted average common shares	18,819,463	18,787,598	18,809,061	18,759,235
Stock options	376,275	294,165	290,813	302,799
Restricted stock	11,749	10,037	19,333	12,192

Diluted weighted average common shares	19,207,487	19,091,800	19,119,207	19,074,226
Diluted earnings per common share	$0.65	$0.58	$1.87	$1.56

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets
Investments	$717,341	$711,745
Cash and cash equivalents	71,181	47,329
Amounts recoverable from reinsurers	66,189	76,915
Premiums receivable, net	167,120	152,150
Deferred income taxes	31,373	26,418
Deferred policy acquisition costs	21,263	18,414
Deferred charges	3,793	3,553
Other assets	38,466	25,329

	$1,116,726	$1,061,853

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$545,417	$537,403
Unearned premiums	149,384	138,402
Insurance-related assessments	42,832	42,234
Subordinated debt securities	36,090	36,090
Other liabilities	76,046	74,154
Redeemable preferred stock	25,000	25,000
Total shareholders’ equity	241,957	208,570

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,116,726	$1,061,853

AMERISAFE, INC. AND SUBSIDIARIES

Selected Insurance Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)
Current accident year loss ratio (1)	68.1%	69.0%	69.0%	69.0%
Prior accident year loss ratio (2)	(9.2)%	0.0%	(5.1)%	0.0%

Net loss ratio	58.9%	69.0%	63.9%	69.0%

Net underwriting expense ratio (3)	20.3%	19.9%	19.8%	20.6%
Net dividend ratio (4)	0.2%	0.3%	0.3%	0.4%
Net combined ratio (5)	79.4%	89.2%	84.0%	90.0%
Return on average equity (6)	20.5%	22.4%	20.3%	21.0%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.
(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.
(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.
(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.
(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.
(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.